EXHIBIT 10.5

AMENDED AND RESTATED

WESBANCO BANK, INC.

SALARY CONTINUATION AGREEMENT

[WITH CHANGE IN CONTROL PROVISION]

THIS AMENDED AND RESTATED SALARY CONTINUATION AGREEMENT is made this _____ day of _________, 2005, by and between WESBANCOBANK, INC., a state-chartered commercial bank located in Wheeling, West Virginia (the "Company") and {NAME} (the "Executive").

WITNESSETH

WHEREAS, the parties had entered into a Salary Continuation Agreement dated [Date], to encourage the Executive to remain an employee of the Company, under which the Company was willing to provide salary continuation benefits to the Executive from its general assets under certain circumstances;

WHEREAS, the parties intend here by to conform the Salary Continuation Agreement with the Section 409A of the Code (as defined herein) and guidance issued thereunder and to restate the Salary Continuation Agreement to include both the conforming changes for the Section 409A and the amendment.

AGREEMENT

The Executive and the Company agree as follows:

Article 1
Definitions

Whenever used in this Agreement, the following words and phrases shall have the meanings specified:

1.1 "Change of Control Event" shall be deemed to have occurred as of the first day that any one or more of the following conditions shall have been satisfied, followed by Termination of Employment within the time period hereinafter specified:

(a)  Final regulatory approval is obtained for any Person (other than those Persons in control of the Company as of the Effective Date, or other than a trustee or other fiduciary holding securities under an employee benefit plan of the Company or a corporation owned directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company), becomes the Beneficial Owner, directly or indirectly, or securities of the Company representing thirty five percent (35%) or more of the combined voting power of the Company's then outstanding securities; or

(b)  During any period of two (2) consecutive years (not including any period prior to the execution of this Agreement), individuals who at the beginning of such period constitute the Board of the Company (and any new Director, whose election by the Company's stockholders was approved by a vote of at least two-thirds (2/3) of the Directors then still in office who either were Directors at the beginning of the period or whose election or nomination for election was so approved), cease for any reason to constitute a majority thereof; or

(c)  Final regulatory approval is obtained with respect to: (A) a plan of complete liquidation of the Company; or (B) an agreement for the sale or disposition of all or substantially all the Company's assets; or (C) a merger, consolidation, or reorganization of the Company with or involving any other corporation, other than a merger, consolidation, or reorganization that would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity), at least fifty percent (50%) of the combined voting power of the voting securities of the Company (or such surviving entity) outstanding immediately after such merger, consolidation, or reorganization.

However, in no event shall a Change in Control Event be deemed to have occurred, with respect to the Executive, if the Executive is part of a purchasing group which consummates the Change in Control Event transaction. The Executive shall be deemed "part of a purchasing group" for purposes of the preceding sentence if the Executive is an equity participant in the purchasing company or group (except for: (i) passive ownership of less than three percent (3%) of the stock of the purchasing company; or (ii) ownership of equity participation in the purchasing company or group which is otherwise not significant, as determined prior to the Change in Control Event by a majority of the non-employee continuing Directors of the Company, as applicable).

The occurrence of a Change in Control Event as defined above shall also then be followed within three (3) years by the Executive's Termination of Employment for reasons other than death, Disability or retirement.

Notwithstanding the foregoing, no event or combination of events shall constitute a Change in Control Event if and to the extent that event or combination of events would not constitute a Change in Control Event under Section 409A of the Code or the guidance published thereunder as then in effect.

1.2 "Code" means the Internal Revenue Code of 1986, as amended.

1.3 "Disability" means, if the Executive is covered by a Company sponsored disability policy, total disability as defined in such policy without regard to any waiting period. If the Executive is not covered by such a policy, Disability means the Executive suffering a sickness, accident or injury which, in the judgment of a physician satisfactory to the Company, prevents the Executive from performing substantially all of the Executive's normal duties for the Company. As a condition to receiving any Disability benefits, the Company may require the Executive to submit to such physical or mental evaluations and tests as the Company's Board of Directors deems appropriate. Nothwithstanding the foregoing, in any case in which Section 409A may apply, a Disability will not be deemed to occur unless the Executive is unable to engage in substantial gainful activity for a period of 12 months due to a medically determinable physical or mental impairment or, due to such impairment, is receiving disability benefits for a period of three months under a plan provided by the company to its employees.

1.4 "Early Terminationæmeans the Termination of Employment before Normal Retirement Age for reasons other than death, Disability, Termination for Cause or following a Change in Control Event.

1.5 "Early Termination Date" means the month, day and year in which Early Termination occurs.

1.6 "Effective Date" means [Date], for the initial Salary Continuation Agreement and the _____ day of _________, 2005 for this Amended and Restated Salary Continuation Agreement.

1.7 "Normal Retirement Age" means the Executive's 65th birthday.

1.8 "Normal Retirement Date" means the later of the Normal Retirement Age or Termination of Employment.

1.9 "Plan Year" means a twelve-month period commencing on [anniversary of initial agreement] and ending on [day before the anniversary] of each year. The initial Plan Year shall commence on the effective date of this Agreement.

1.10 "Salary" means the annual remuneration the Executive receives as base salary, but before deductions authorized by the Executive or required by law to be withheld from the Executive by the Company such as income taxes or Social Security taxes.

1.11 "Termination for Cause" See Section 5.2.

1.12 "Termination of Employment" means that the Executive ceases to be employed by the Company for any reason whatsoever other than by reason of a leave of absence, which is approved by the Company. For purposes of this Agreement, if there is a dispute over the employment status of the Executive or the date of the Executive's Termination of Employment, the Company shall have the sole and absolute right to decide the dispute.

Article 2
Lifetime Benefits

2.1 Normal Retirement Benefit. Upon Termination of Employment on or after the Normal Retirement Age for reasons other than death, the Company shall pay to the Executive the benefit described in this Section 2.1 in lieu of any other benefit under this Agreement.

2.1.1. Amount of Benefit. The annual benefit under this Section 2.1 is (_________ Thousand ________ Hundred ______Dollars).

2.1.2 Payment of Benefit. The Company shall pay the annual benefit to the Executive in 12 equal monthly installments payable on the first day of each month commencing with the month following the Executive's Normal Retirement Date. The annual benefit shall be paid to the Executive for 10 years.

2.2 Early Termination/Retirement Benefit. Upon Early Termination/Retirement, the Company shall pay to the Executive the benefit described in this Section 2.2 in lieu of any other benefit under this Agreement.

2.2.1 Amount of Benefit. The benefit under this Section 2.2 is the Early Termination/Retirement Annual. Benefit set forth in Schedule A for the Plan Year ending immediately prior to the Termination of Employment, determined by vesting the Executive in 100 percent of the Accrual Balance. Any increase in the annual benefit under Section 2.1.1 shall require the recalculation of this benefit on Schedule A.

2.2.2 Payment of Benefit. The Company shall pay the annual benefit to the Executive in 12 equal monthly installments payable on the first day of each month commencing with the month following Normal Retirement Age. The annual benefit shall be paid to the Executive for 10 years. The Company, in its sole and absolute discretion, may begin annual payments or make a lump sum payment of this benefit at any time, calculating the present value of said benefit using a discount rate equal to the 10-Year U.S. Treasury Bill rate and monthly compounding.

2.3 Disability Benefit. If the Executive terminates employment due to Disability prior to Normal Retirement Age, the Company shall pay to the Executive the benefit described in this Section 2.3 in lieu of any other benefit under this Agreement.

2.3.1 Amount of Benefit. The annual benefit under this Section 2.3 is the Disability Annual Benefit set forth in Schedule A for the Plan Year ending immediately prior to the date in which the Termination of Employment occurs, determined by vesting the Executive in the Normal Retirement Benefit. Any increase in the annual benefit under Section 2.1.1 would require the recalculation of this benefit on Schedule A.

2.3.2 Payment of Benefit. The Company shall pay the annual benefit to the Executive in 12 equal monthly installments payable on the first day of each month commencing with the month following Normal Retirement Age. The annual benefit shall be paid to the Executive for 10 years.

2.4 Change in Control Event Benefit. Upon a Change in Control Event, the Company shall pay to the Executive the benefit described in this Section 2.4 in lieu of any other benefit under this Agreement.

2.4.1 Amount of Benefit. The annual benefit under this Section 2.4 is the Change of Control Annual Benefit set forth in Schedule A for the Plan Year ending immediately prior to the date in which Termination of Employment occurs, determined by vesting the Executive in the Normal Retirement Benefit. Any increase in the annual benefit under Section 2.1.1 would require the recalculation of this benefit on Schedule A.

2.4.2 Payment of Benefit. The Company shall pay the annual benefit to the Executive in 12 equal monthly installments payable on the first day of each month commencing with the month following Normal Retirement Age. The annual benefit shall be paid to the Executive for 10 years.

2.5 Section 409A of the Code. If, in the opinion of the Company, Section 409A of the Code applies to payments of any benefit under this Article 2, the Company may defer the initial payment of benefits subject to Section 409A of the Code until the date which is the first day of the month next following the month in which falls the six month anniversary of the event giving rise to payments.

Article 3
Death Benefits

3.1 Death Benefit. If the Executive dies while in the active service of the Company, the Company shall pay to the Executive's beneficiary the benefit described in the Split Dollar Agreement and Endorsement attached as Addendum A between the Company and the Executive in lieu of any other benefit payable hereunder. The Company shall not pay a death benefit under this Section 3.1 if the Executive is entitled to a Lifetime Benefit under Article 2.

3.2 Death During Benefit Period. If the Executive dies after any Lifetime Benefit payments have commenced under this Agreement but before receiving all such payments, the Company shall pay the remaining benefits to the Executive's beneficiary at the same time and in the same amounts they would have been paid to the Executive had the Executive survived and no death benefit shall be payable under this Article 3.

3.3 Death After Termination of Employment But Before Benefit Payments Commence. If the Executive is entitled to any Lifetime Benefit payments under this Agreement, but dies prior to the commencement of said benefit payments, the Company shall pay the benefit payments to the Executive's beneficiary that the Executive was entitled to prior to death except that the benefit payments shall commence on the first day of the month following the date of the Executive's death.

Article 4
Beneficiaries

4.1 Beneficiary Designations. The Executive shall designate a beneficiary by filing a written designation with the Company. The Executive may revoke or modify the designation at any time by filing a new designation. However, designations will only be effective if signed by the Executive and accepted by the Company during the Executive's lifetime. The Executive's beneficiary designation shall be deemed automatically revoked if the beneficiary predeceases the Executive, or if the Executive names a spouse as beneficiary and the marriage is subsequently dissolved. If the Executive dies without a valid beneficiary designation, all payments shall be made to the Executive's estate.

4.2 Facility of Payment. If a benefit is payable to a minor, to a person declared incapacitated, or to a person incapable of handling the disposition of his or her property, the Company may pay such benefit to the guardian, legal representative or person having the care or custody of such minor, incapacitated person or incapable person. The Company may require proof of incapacity, minority or guardianship as it may deem appropriate prior to distribution of the benefit. Such distribution shall completely discharge the Company from all liability with respect to such benefit.

Article 5
General Limitations

5.1 Excess Parachute Payment. Notwithstanding any provision of this Agreement to the contrary, the Company shall not pay any benefit under this Agreement to the extent the benefit would create an excise tax under the excess parachute rules of Section 28OG of the Code, but recognizing that only the excess of the Change in Control Benefit need be taken into account for purposes of Section 280G of the Code.

5.2 Termination for Cause. Notwithstanding any provision of this Agreement to the contrary, the Company shall not pay any benefit under this Agreement if the Company terminates the Executive's employment for:

(a)  Gross negligence or gross neglect of duties;

(b)  Commission of a felony or a crime involving moral turpitude; or

(c)  Fraud, disloyalty, dishonesty or willful violation of any law or significant Company policy committed in connection with the Executive's employment and resulting in an adverse effect on the Company.

5.3 Suicide or Misstatement. The Company shall not pay any benefit under this Agreement if the Executive commits suicide within two years after the date of this Agreement, or if the Executive has made any material misstatement of fact on any application for life insurance purchased by the Company thereby precluding coverage under any policies of insurance contemplated hereunder.

Article 6
Claims and Review Procedures

6.1 Claims Procedure. The Company shall notify any person or entity that makes a claim under this Agreement (the "Claimant") in writing, within 90 days of Claimant's written application for benefits, of his or her eligibility or noneligibility for benefits under theAgreement. If the Company determines that the Claimant is not eligible for benefits or full benefits, the notice shall set forth (1) the specific reasons for such denial, (2) a specific reference to the provisions of the Agreement on which the denial is based, (3) a description of any additional information or material necessary for the Claimant to perfect his or her claim, and a description of why it is needed, and (4) an explanation of this Agreement's claims review procedure and other appropriate information as to the steps to be taken if the Claimant wishes to have the claim reviewed. If the Company determines that there are special circumstances requiring additional time to make a decision, the Company shall notify the Claimant of the special circumstances and the date by which a decision is expected to be made, and may extend the time for up to an additional 90 days.

6.2 Review Procedure. If the Claimant is determined by the Company not to be eligible for benefits, or if the Claimant believes that he or she is entitled to greater or different benefits, the Claimant shall have the opportunity to have such claim reviewed by the Company by filing a petition for review with the Company within 60 days after receipt of, the notice issued by the Company. Said petition shall state the specific reasons which the Claimant believes entitle him or her to benefits or to greater or different benefits. Within 60 days after receipt by the Company of the petition, the Company shall afford the Claimant (and counsel, if any) an opportunity to present his or her position to the Company verbally or in writing, and the Claimant (or counsel) shall have the right to review the pertinent documents. The Company shall notify the Claimant of its decision in writing within the 60-day period, stating specifically the basis of its decision, written in a manner calculated to be understood by the Claimant and the specific provisions of the Agreement on which the decision is based. If, because of the need for a hearing, the 60-day period is not sufficient, the decision may be deferred for up to another 60 days at the election of the Company, but notice of this deferral shall be given to the Claimant.

Article 7
Amendments and Termination

This Agreement may be amended or terminated only by a written agreement signed by the Company and the Executive.

Article 8
Miscellaneous

8.1 Binding Effect. This Agreement shall bind the Executive and the Company, and their beneficiaries, survivors, executors, successors, administrators and transferees.

8.2 No Guarantee of Employment. This Agreement is not an employment policy or contract. It does not give the Executive the right to remain an employee of the Company, nor does it interfere with the Company's right to discharge the Executive. It also does not require the Executive to remain an employee nor interfere with the Executive's right to terminate employment at any time.

8.3 Non-Transferability. Benefits under this Agreement cannot be sold, transferred, assigned, pledged, attached or encumbered in any manner.

8.4 Reorganization. The Company shall not merge or consolidate into or with another company, or reorganize, or sell substantially all of its assets to another company, firm, or person unless such succeeding or continuing company, firm, or person agrees to assume and discharge the obligations of the Company under this Agreement. Upon the occurrence of such event, the term "Company" as used in this Agreement shall be deemed to refer to the successor or survivor Company.

8.5 Tax Withholding. The Company shall withhold any taxes that are required to be withheld from the benefits provided under this Agreement.

8.6 Applicable Law. The Agreement and all rights hereunder shall be governed by the laws of the State of West Virginia, except to the extent preempted by the laws of the United States of America.

8.7 Unfunded Arrangement. The Executive and any designated beneficiary are general unsecured creditors of the Company for the payment of benefits under this Agreement. The benefits represent the mere promise by the Company to pay such benefits. The rights to benefits are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors. Any insurance on the Executive's life is a general asset of the Company to which the Executive and beneficiary have no preferred or secured claim.

8.8 Entire Agreement. This Agreement constitutes the entire agreement between the Company and the Executive as to the continuation of salary following his separation from employment, provided, if the Executive is then a party to an employment agreement and/or a Change in Control Agreement, each such agreement shall be given force and effect in accordance with their respective terms. No rights are granted to the Executive by virtue of this Agreement other than those specifically set forth herein.

8.9 Administration. The Company shall have powers which are necessary to administer this Agreement, including but not limited to:

(a)  Interpreting the provisions of the Agreement;

(b)  Establishing and revising the method of accounting for the Agreement;

(c)  Maintaining a record of benefit payments; and

(d)  Establishing rules and prescribing any forms necessary or desirable to administer the Agreement.

8.10 Named Fiduciary. The Company shall be the named fiduciary and plan administrator under this Agreement. It may delegate to others certain aspects of the management and operational responsibilities including the employment of advisors and the delegation of ministerial duties to qualified individuals.

IN WITNESS WHEREOF, the Executive and the Company have signed this Agreement.

EXECUTIVE:                                COMPANY

WESBANCO BANK, INC.

_________________________________                  By_________________________________
[NAME]

Title________________________________